EXHIBIT 9


                        OPINION AND CONSENT OF COUNSEL
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                           KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, NW
                                  Second Floor
                              Washington, DC 20036
                             Phone: (202) 778-9000
                           Facsimile: (202) 778-9100
                                   www.kl.com





July 31, 2002


USAA State Tax-Free Trust
9800 Fredericksburg Road
San Antonio, TX  78288

Ladies and Gentlemen:

     We have acted as counsel to USAA State Tax-Free Trust, a Delaware business trust (the "Trust"), in connection with Post-Effective Amendment No. 11 to the Trust's Registration Statement on Form N-1A (File No. 33-65572) ("PEA") relating to the issuance of shares of beneficial interest of certain existing series of the Trust. You have requested our opinion with respect to the matters set forth below.

     In this opinion letter, the term "Shares" refers to the shares of beneficial interests of the Florida Tax-Free Income Fund and Florida Tax-Free Money Market Fund, each a series of the Trust (each, a "Series"), that may be issued during the time that the PEA is effective and has not been superseded by another post-effective amendment.

     In connection with rendering the opinions set forth below, we have examined copies, believed by us to be genuine, of the Trust's Master Trust Agreement, dated June 21, 1993, as amended ("Master Trust"), and Amended By-laws, dated November 8, 1993 ("By-laws"), and such other documents relating to its organization and operation as we have deemed relevant to our opinion, as set forth herein. The opinion set forth in this letter is limited to the laws and facts in existence on the date hereof, and is further limited to the laws (other than laws relating to choice of law) of the State of Delaware that in our experience are normally applicable to the issuance of shares of beneficial interests by business trusts and to the Securities Act of 1933, as amended (the "1933 Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules and regulations of the Securities and Exchange Commission (the "SEC") thereunder.

     Based on and subject to the foregoing, and the additional qualifications and other matters set forth below, it is our opinion that as of the date hereof the Shares, when sold in accordance with the terms contemplated by the PEA, including receipt by the Trust of full payment for the Shares and compliance with the 1933 Act and 1940 Act, will have been validly issued and will be fully paid and non-assessable. We note, however, that holders of Shares of the Trust may be obligated to pay charges in connection with the redemption or transfer of Shares in accordance with any standards established by the Board of Trustees under the Master Trust or By-laws.
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USAA State Tax-Free Trust
July 31, 2002
Page 2

     We are furnishing this opinion letter to you solely in connection with the issuance of the Shares. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose without specific prior written consent.

     The foregoing opinion is rendered as of the date of this letter. We assume no obligation to update or supplement our opinion to reflect any changes of law or fact that may occur.

     We hereby consent to this opinion letter accompanying the PEA when it is filed with the SEC and to the reference to our firm in the statement of additional information that is being filed as part of such PEA.



                                  Very truly yours,


                                  /s/ Kirkpatrick & Lockhart LLP

                                  KIRKPATRICK & LOCKHART LLP